 Exhibit 99.1

Notice to US Shareholders:

This scheme of arrangement is made for the securities of a foreign company. The scheme of arrangement is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of Viva or Bossini nor is it a solicitation of any vote or approval in any jurisdiction.

This joint announcement is not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the applicable laws or regulations of such jurisdiction.

VIVA GOODS COMPANY LIMITED 非凡領越有限公司 (Incorporated in the Cayman Islands with limited liability) (Stock Code: 933)	BOSSINI INTERNATIONAL HOLDINGS LIMITED 堡獅龍國際集團有限公司* (Incorporated in Bermuda with limited liability) (Stock Code: 592)
DRAGON LEAP CONSUMABLES LIMITED (Incorporated in the British Virgin Islands with limited liability)

JOINT ANNOUNCEMENT

(1) PROPOSAL FOR THE PRIVATISATION OF BOSSINI INTERNATIONAL

HOLDINGS LIMITED BY DRAGON LEAP CONSUMABLES LIMITED BY WAY OF

A SCHEME OF ARRANGEMENT UNDER SECTION 99 OF THE COMPANIES ACT

(2) PROPOSED WITHDRAWAL OF LISTING OF THE SHARES OF BOSSINI

INTERNATIONAL HOLDINGS LIMITED

(3) RESULTS OF THE COURT MEETING AND THE BOSSINI SGM

AND

(4) CLOSURE OF REGISTER OF MEMBERS

Financial adviser to the Offeror and Viva

Independent Financial Adviser to the Bossini Independent Board Committee

* For identification purpose only

1

RESULTS OF THE COURT MEETING AND THE BOSSINI SGM

On Monday, 10 February 2025,

(a)       the resolution to approve the Scheme was approved by the Scheme Shareholders and the Disinterested Scheme Shareholders at the Court Meeting; and

(b)        (i) the special resolution to approve any reduction of the issued share capital of Bossini by the cancellation of the Scheme Shares, and (ii) the ordinary resolution to apply the reserve created by the cancellation of the Scheme Shares to simultaneously restore the issued share capital of Bossini by the allotment and issue of an equal number of Bossini Shares (credited as fully paid) to the Offeror, were approved at the Bossini SGM.

CURRENT STATUS OF THE SCHEME CONDITIONS OF THE PROPOSAL AND THE SCHEME

As at the date of this joint announcement, the Proposal remains, and the Scheme will become effective and binding on Bossini and all Scheme Shareholders, subject to the fulfilment or waiver (as applicable) of the Scheme Conditions (other than Scheme Conditions (a) to (c) and (f) which have been satisfied) as set out in the section headed “4. Conditions to the Proposal and the Scheme” in the Explanatory Statement in Part VII of the Scheme Document. Other material Scheme Conditions (d), (e) and (g) as set out in the section headed “4. Conditions to the Proposal and the Scheme” in the Explanatory Statement in Part VII of the Scheme Document remain outstanding as at the date of this Joint announcement. Subject to other Scheme Conditions being fulfilled or waived (as applicable), the Scheme is expected to become effective on Thursday, 13 March 2025 (Bermuda time).

CLOSURE OF REGISTER OF MEMBERS

Subject to the Scheme being sanctioned by the Court and assuming the Record Date falls on Wednesday, 12 March 2025, for the purpose of determining the entitlements of the Scheme Shareholders, the register of members of Bossini will be closed from Tuesday, 25 February 2025 (or such other date as the Bossini Shareholders may be notified by announcement) onwards, during which period no transfer of Bossini Shares will be registered.

In order to qualify for entitlements under the Scheme, Scheme Shareholders should ensure that the transfers of Bossini Shares to them are lodged with the Share Registrar at Shops 1712-1716, 17/F, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong no later than 4:30 p.m. on Monday, 24 February 2025.

WARNING: Bossini Shareholders and potential investors of Bossini and Bossini Optionholders should be aware that the Proposal is subject to the Scheme Conditions being fulfilled or waived, as applicable, and therefore the Proposal may or may not become effective. Bossini Shareholders and potential investors of Bossini and Bossini Optionholders should therefore exercise caution when dealing in securities of Bossini. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

INTRODUCTION

Reference is made to the scheme document jointly issued by Bossini, Viva and the Offeror on 3 January 2025 in relation to, among other things, the Proposal. Unless otherwise defined, capitalised terms used herein shall have the same meanings as those defined in the Scheme Document.

2

RESULTS OF THE COURT MEETING

The Court Meeting was held at 2/F., PopOffice, 9 Tong Yin Street, Tseung Kwan O, Kowloon, Hong Kong on Monday, 10 February 2025 at 2:00 p.m. (Hong Kong time) for the purpose of considering and, if thought fit, approving the Scheme (with or without modification).

For the purposes of section 99 of the Companies Act, the Scheme must be approved (by way of poll) by a majority in number of Scheme Shareholders representing not less than three-fourths in value of the Scheme Shares held by the Scheme Shareholders present and voting either in person or by proxy at the Court Meeting.

For the purposes of Rule 2.10 of the Takeovers Code, the approvals required to be obtained at the Court Meeting in respect of the Scheme are as follows:

(a)	the Scheme is approved (by way of poll) by the Disinterested Scheme Shareholders holding at least 75% of the votes attaching to the Scheme Shares held by the Disinterested Scheme Shareholders that are voted either in person or by proxy at the Court Meeting; and

(b)	the number of votes cast (by way of poll) by the Disinterested Scheme Shareholders present and voting either in person or by proxy at the Court Meeting against the resolution to approve the Scheme at the Court Meeting is not more than 10% of the votes attaching to all the Scheme Shares held by all the Disinterested Scheme Shareholders.

As at the date of the Court Meeting:

(1)	the total number of Bossini Shares in issue was 3,322,720,177 Bossini Shares;

(2)	the total number of Scheme Shares was 1,232,346,994 Bossini Shares, representing 37.09% of the Bossini Shares in issue;

(3)	the total number of Bossini Shares entitled to be voted at the Court Meeting in respect of the Scheme for the purposes of section 99 of the Companies Act was 1,231,190,994 Bossini Shares, representing 37.05% of the Bossini Shares in issue; and

(4)	the total number of Scheme Shares held by Disinterested Scheme Shareholders entitled to vote at the Court Meeting in respect of the Scheme for the purposes of Rule 2.10 the Takeovers Code was 1,231,190,994, representing approximately 37.05% of the Bossini Shares in issue.

As the Offeror is not a Scheme Shareholder, it has not voted on the Scheme at the Court Meeting. As at the date of the Court Meeting, save for Ms. Yu Xin who was an Offeror Concert Party and a Scheme Shareholder, no Offeror Concert Parties were also Scheme Shareholders and therefore all Scheme Shareholders (other than Ms. Yu Xin) may vote at the Court Meeting. Mr. Bosco Law, being a Bossini Director and a Scheme Shareholder, has stated in the Scheme Document that he will vote in favour of the Scheme at the Court Meeting. Save as disclosed, no person has stated any intention in the Scheme Document to vote against or to abstain from voting on any resolution at the Court Meeting.

Save as disclosed above, (i) none of the Scheme Shareholders were required to abstain from voting at the Court Meeting in accordance with the Takeovers Code; (ii) there were no Scheme Shares entitling the holders thereof to attend where such holders were required to abstain from voting in favour of the Scheme pursuant to Rule 13.40 of the Listing Rules; and (iii) no Scheme Shareholder was required under the Listing Rules to abstain from voting in respect of the Scheme at the Court Meeting.

3

In accordance with the directions from the Court, for the purpose of calculating the “majority in number” at the Court Meeting, HKSCC Nominees will be counted as one vote by one Scheme Shareholder which would be exercised for or against the Scheme according to the majority of voting instructions it receives.

The number of votes cast in favour of and against the resolution to approve the Scheme based on voting instructions by HKSCC Nominees was 94,196,000 Scheme Shares and 859,000 Scheme Shares respectively. Accordingly, for the purpose of calculating the majority in number, the vote of HKSCC Nominees was counted in favour of the resolution to approve the Scheme.

The poll results in respect of the resolution to approve the Scheme at the Court Meeting were as follows:

		Number of votes cast in person or by proxy (%)
		Total	FOR the Scheme	AGAINST the Scheme
1.	Number of Scheme Shareholders who attended and voted either in person or by proxy at the Court Meeting	45	40	5
2.	Number of Scheme Shares voted by the Scheme Shareholders in person or by proxy at the Court Meeting	96,766,741 (100%)	95,648,549 (98.84%)	1,118,192 (1.16%)
3.	Number of Scheme Shares voted by the Disinterested Scheme Shareholders in person or by proxy at the Court Meeting	96,766,741 (100%)	95,648,549 (98.84%)	1,118,192 (1.16%)
4.	Approximate percentage of: (i) 1,118,192 Scheme Shares over (ii) 1,231,190,994 Scheme Shares, where (i) is the number of votes cast by the Disinterested Scheme Shareholders against the Scheme, and (ii) is the number of votes attaching to all the Scheme Shares held by the Disinterested Scheme Shareholders			0.09%

Note: All percentages are rounded to 2 decimal places. The figures may not add up to 100% due to rounding adjustments.

Accordingly, as the resolution proposed at the Court Meeting to approve the Scheme was duly passed (by way of poll) by:

(a)	a majority in number of Scheme Shareholders representing not less than three-fourths in value of the Scheme Shares held by the Scheme Shareholders present and voting either in person or by proxy at the Court Meeting;

(b)	at least 75% of the votes attaching to the Scheme Shares held by the Disinterested Scheme Shareholders that were voted either in person or by proxy at the Court Meeting; and

(c)	the number of votes cast (by way of poll) by the Disinterested Scheme Shareholders present and voting either in person or by proxy against the resolution to approve the Scheme at the Court Meeting was not more than 10% of the votes attaching to all the Scheme Shares held by the Disinterested Scheme Shareholders, both Section 99 of the Companies Act and Rule 2.10 of the Takeovers Code have been complied with and the resolution proposed at the Court Meeting to approve the Scheme was duly passed.

Bossini’s branch share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, acted as the scrutineer for the vote-taking at the Court Meeting.

4

All Bossini Directors attended the Court Meeting, which was chaired by Mr. Lee Kwok Ming, an independent non-executive director of Bossini.

RESULTS OF THE BOSSINI SGM

The Bossini SGM was held at 2/F., PopOffice, 9 Tong Yin Street, Tseung Kwan O, Kowloon, Hong Kong on Monday, 10 February 2025 at 2:30 p.m. (Hong Kong time) for the purpose of considering and, if thought fit, passing the resolutions as set out in the notice of Bossini SGM dated 3 January 2025.

The total number of Bossini Shares entitling the holders to attend and vote at the Bossini SGM was 3,322,720,177 Bossini Shares, representing 100% of the issued share capital of Bossini as at the date of the Bossini SGM. A total of 2,187,067,144 Bossini Shares and 2,187,081,337 Bossini Shares (representing approximately 65.82% and 65.82% of the Bossini Shares in issue) were voted in person or by proxy on a poll in respect of the special resolution and ordinary resolution respectively.

There were no Bossini Shares entitling the holders thereof to attend where such holders were required to abstain from voting in favour of the special resolution or the ordinary resolution at the Bossini SGM pursuant to Rule 13.40 of the Listing Rules, and no Bossini Shareholder was required under the Takeovers Code and the Listing Rules to abstain from voting on the resolutions at the Bossini SGM.

Mr. Bosco Law and Ms. Yu Xin, both being a Bossini Director and a Scheme Shareholder, have stated in the Scheme Document that they will vote in favour of the relevant resolutions proposed at the Bossini SGM. Save as disclosed above, no person has stated any intention in the Scheme Document to vote against or to abstain from voting on any resolution at the Bossini SGM.

The poll results in respect of the special resolution and the ordinary resolution proposed at the Bossini SGM were as follows:

SPECIAL RESOLUTION		Number of votes cast in person or by proxy (%)
		FOR	AGAINST
1.	To approve the reduction of the issued share capital of Bossini by the cancellation of the Scheme Shares.	2,185,988,151 (99.95%)	1,078,993 (0.05%)
ORDINARY RESOLUTION		FOR	AGAINST
2.	To approve (a) subject to and contemporaneously with the cancellation of the Scheme Shares, (i) the issued share capital of Bossini shall be increased to the amount immediately prior to the cancellation of the Scheme Shares by allotment and issue to the Offeror such number of Bossini Shares, credited as fully paid, as is equal to the number of Scheme Shares cancelled; (ii) Bossini shall apply the reserve created in the books of account of Bossini as a result of the cancellation of the Scheme Shares in paying up in full at par such new Bossini Shares; and (iii) the directors of Bossini be and are hereby authorised to allot and issue the new Shares accordingly; and (b) the authorisation of any one director of Bossini to do all acts and things and/or sign such documents as considered by him/her to be necessary or desirable for or in connection with the implementation and completion of the Proposal and the Scheme.	2,186,000,924 (99.95%)	1,080,413 (0.05%)

5

Notes:

(1)	The full text of the resolutions is set out in the notice of Bossini SGM, which is included in the Scheme Document despatched to the Scheme Shareholders.

(2)	All percentages rounded to 2 decimal places. The figures may not add up to 100% due to rounding adjustments.

Accordingly:

(a)	the special resolution proposed at the Bossini SGM to approve the reduction of the issued share capital of Bossini by the cancellation of the Scheme Shares, as more particularly set out in the notice of the Bossini SGM, was duly passed by a majority of not less than 75% of the votes cast by the Bossini Shareholders, present and voting either in person or by proxy at the Bossini SGM; and

(b)	the ordinary resolution proposed at the Bossini SGM to approve (a) subject to and contemporaneously with the cancellation of the Scheme Shares, (i) the issued share capital of Bossini shall be increased to the amount immediately prior to the cancellation of the Scheme Shares by allotment and issue to the Offeror such number of Bossini Shares, credited as fully paid, as is equal to the number of Scheme Shares cancelled; (ii) Bossini shall apply the reserve created in the books of account of Bossini as a result of the cancellation of the Scheme Shares in paying up in full at par such new Bossini Shares; and (iii) the directors of Bossini be and are hereby authorised to allot and issue the new Shares accordingly; and (b) the authorisation of any one director of Bossini to do all acts and things and/or sign such documents as considered by him/her to be necessary or desirable for or in connection with the implementation and completion of the Proposal and the Scheme, was duly passed by a simple majority of the votes cast by the Bossini Shareholders, present and voting either in person or by proxy at the Bossini SGM.

Bossini’s branch share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, acted as the scrutineer for the vote-taking at the Bossini SGM.

All Bossini Directors attended the Bossini SGM.

CURRENT STATUS OF THE SCHEME CONDITIONS OF THE PROPOSAL AND THE SCHEME

As at the date of this joint announcement, the Proposal remains, and the Scheme will become effective and binding on Bossini and all Scheme Shareholders, subject to the fulfilment or waiver (as applicable) of the Scheme Conditions (other than Scheme Conditions (a) to (c) and (f) which have been satisfied) as set out in the section headed “4. Conditions to the Proposal and the Scheme” in the Explanatory Statement in Part VII of the Scheme Document. Other material Scheme Conditions (d), (e) and (g) as set out in the section headed “4. Conditions to the Proposal and the Scheme” in the Explanatory Statement in Part VII of the Scheme Document remain outstanding as at the date of this Joint announcement. Subject to other Scheme Conditions being fulfilled or waived (as applicable), the Scheme is expected to become effective on Thursday, 13 March 2025 (Bermuda time).

PROPOSED WITHDRAWAL OF THE LISTING OF THE BOSSINI SHARES

Bossini has applied to the Stock Exchange, and the Stock Exchange has granted its approval, for the withdrawal of the listing of the Bossini Shares on the Stock Exchange in accordance with Rule 6.15(2) of the Listing Rules, with effect from 4:00 p.m. on Monday, 17 March 2025, subject to the Scheme becoming effective. The expected last day for trading in Bossini Shares on the Main Board of the Stock Exchange will be Tuesday, 11 February 2025.

6

CLOSURE OF REGISTER OF MEMBERS

Subject to the Scheme being sanctioned by the Court and assuming the Record Date falls on Wednesday, 12 March 2025, for the purpose of determining the entitlements of the Scheme Shareholders, the register of members of Bossini will be closed from Tuesday, 25 February 2025 (or such other date as the Bossini Shareholders may be notified by announcement) onwards, during which period no transfer of Bossini Shares will be registered.

In order to qualify for entitlements under the Scheme, Scheme Shareholders should ensure that the transfers of Bossini Shares to them are lodged with the Share Registrar at Shops 1712-1716, 17/F, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong no later than 4:30 p.m. on Monday, 24 February 2025.

In respect of the new Viva Shares which the Scheme Shareholders are entitled to receive as consideration for cancellation of their Scheme Shares under the Scheme, each Scheme Shareholder will be sent (a) one share certificate representing Viva Share that are a whole multiple of a board lot of 8,000 Viva Shares and (b) (if applicable) one share certificate for the remaining Viva Shares which represent less than a whole multiple of 8,000 Viva Shares (i.e. an odd lot of Viva Shares), except for HKSCC Nominees which may request for share certificates to be issued in such denominations as it may specify.

Assuming the Scheme becomes effective on Thursday, 13 March 2025, the share certificates for the new Viva Shares are expected to be despatched to the Scheme Shareholders and the Bossini Optionholders by ordinary post to their registered address, at their own risks, on or before Monday, 24 March 2025.

In the absence of any specific instructions to the contrary received in writing by the Share Registrar before the Scheme Effective Date, the share certificates for the new Viva Shares will be sent to the Scheme Shareholders whose names appear on the register of members of Bossini as at the Record Date at their respective registered addresses, and such share certificates will be sent by ordinary post in postage pre-paid envelopes. All such share certificates will be sent at the risk of the person(s) entitled thereto and none of Bossini, Viva, the Offeror nor their respective advisers and share registrars, and any of their respective directors, employees, officers, agents or associates or any other persons involved in the Proposal will be responsible for any loss or delay in despatch.

Issuance, allotment and delivery of the new Viva Shares to which the Scheme Shareholders and the Bossini Optionholders are entitled under the Proposal will be implemented in full in accordance with the terms of the Scheme and the Option Offer (as the case may be), without regard to any lien, right of setoff, counterclaim or other analogous right to which Viva may otherwise be, or claim to be, entitled against any such Scheme Shareholder and the Bossini Optionholders.

EXPECTED TIMETABLE

The timetable set out below is indicative only and is subject to change. Any changes to the timetable will be jointly announced by the Offeror, Viva and Bossini. All references to times and dates are references to Hong Kong times and dates, except as otherwise specified.

7

Hong Kong Time (unless otherwise stated)

Expected last day for trading in Bossini Shares on the Main Board of the Stock Exchange	Tuesday, 11 February 2025

Latest time for Bossini Optionholders to exercise their vested Bossini Share Options in order to qualify for entitlements under the Scheme	3:30 p.m. on Monday, 24 February 2025

Latest time and date for lodging the Form of Acceptance for the acceptance of the Option Offer (Note 1)	4:00 p.m. on Monday, 24 February 2025

Latest time for lodging transfers of the Bossini Shares in order to qualify for entitlements under the Scheme	4:30 p.m. on Monday, 24 February 2025

Register of members of Bossini closed for determining Scheme Shareholders qualified for entitlements under the Scheme (Note 2)	from Tuesday, 25 February 2025 onwards

Court Hearing to sanction the Scheme	Monday, 3 March 2025 (Bermuda Time)

Announcement of the results of the Court Hearing, the expected Scheme Effective Date and the expected date of withdrawal of listing of Bossini Shares on the Stock Exchange	No later than 8:30 a.m. on Tuesday, 4 March 2025

Record Date	Wednesday, 12 March 2025

Scheme Effective Date (Note 3)	Thursday, 13 March 2025 (Bermuda time)

Option Offer becomes unconditional	Thursday, 13 March 2025 (Bermuda time)

Announcement of the Scheme Effective Date and the withdrawal of the listing of the Bossini Shares on the Stock Exchange and the result of the Option Offer	No later than 8:30 a.m. on Friday, 14 March 2025

Withdrawal of the listing of Bossini Shares on the Stock Exchange becomes effective	4:00 p.m. on Monday, 17 March 2025

Latest time to despatch share certificates for Viva Shares to the Scheme Shareholders and the Bossini Optionholders (Note 4)	on or before Monday, 24 March 2025

Notes:

1.	Forms of Acceptance, duly completed in accordance with the instructions on them, must be delivered to the principal place of business of Bossini at 2/F, PopOffice, 9 Tong Yin Street, Tseung Kwan O, Kowloon, Hong Kong, for the attention of the company secretary of Bossini and marked “Bossini International Holdings Limited – Option Offer” not later than 4:00 p.m. on Monday, 24 February 2025 (or such time and/or date as may be notified through announcement(s)).

2.	The register of members of Bossini will be closed from Tuesday, 25 February 2025 onwards for the purpose of determining Scheme Shareholders who are qualified for entitlements under the Scheme.

8

3.	The Scheme shall become effective upon all the Scheme Conditions set out in the paragraph headed “4. Conditions to the Proposal and the Scheme” in the Explanatory Statement in Part VII of the Scheme Document having been fulfilled or waived (as applicable). If any Bossini Share Options are not exercised by the Latest Options Exercise Time, they shall lapse on the Scheme Effective Date.

4.	If a tropical cyclone warning signal number 8 or above, or a black rainstorm warning, or “extreme conditions” as announced by the Government of Hong Kong is/are in force, in Hong Kong, on any of the following deadlines (“Key Deadline(s)”):

(a)	the latest date for lodging the Form of Acceptance for the acceptance of the Option Offer, and the submission and publication deadline for a closing announcement under Rule 19.1 of the Takeovers Code; and

(b)	the latest date to despatch share certificates of Viva Shares as Scheme Consideration and Option Cancellation Price under Rule 20 of the Takeovers Code,

(i)	at any time before 12:00 noon but no longer in force at or after 12:00 noon on any Key Deadline, such Key Deadline will remain on the same business day; or

(ii)	at any time at or after 12:00 noon on any Key Deadline, such Key Deadline will be rescheduled to the following business day which does not have any of those warnings in force at 12:00 noon and/or thereafter and/or thereafter or such other day as the Executive may approve in accordance with the Takeovers Code.

GENERAL

As at 16 October 2024 (being the commencement date of the offer period), the total number of Bossini Shares held or beneficially owned by the Offeror and Offeror Concert Parties was 2,091,529,183 Bossini Shares, representing approximately 62.94% of the Bossini Shares in issue. As at the date of this joint announcement, the total number of Bossini Shares held or beneficially owned by the Offeror and parties acting in concert with the Offeror was 2,091,529,183 Bossini Shares, representing approximately 62.94% of the Bossini Shares in issue. Neither the Offeror nor the Offeror Concert Parties had acquired or agreed to acquire any Bossini Shares or any convertible securities, warrants, options or derivatives in respect of the Bossini Shares during the offer period. As at the date of this joint announcement, neither the Offeror nor the Offeror Concert Parties had borrowed or lent any relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) of Bossini.

WARNING: Bossini Shareholders and potential investors of Bossini and Bossini Optionholders should be aware that the Proposal is subject to the Scheme Conditions being fulfilled or waived, as applicable, and therefore the Proposal may or may not become effective. Bossini Shareholders and potential investors of Bossini and Bossini Optionholders should therefore exercise caution when dealing in securities of Bossini. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

By order of the board of directors VIVA GOODS COMPANY LIMITED Mr. LI Ning Chairman and Chief Executive Officer	By order of the board of directors BOSSINI INTERNATIONAL HOLDINGS LIMITED Mr. ZHAO Jianguo Chairman and Executive Director
By order of the board of directors DRAGON LEAP CONSUMABLES LIMITED Mr. LI Ning Director

Hong Kong, 10 February 2025

9

As at the date of this joint announcement,

(a)	the Bossini Board comprises three executive directors, namely Mr. ZHAO Jianguo (Chairman), Mr. CHEUNG Chi (Chief Executive Officer) and Ms. YU Xin, one non-executive director, namely Mr. LAW Ching Kit Bosco, and three independent non-executive directors, namely Mr. LEE Kwok Ming, Prof. SIN Yat Ming and Mr. CHEONG Shin Keong;

(b)	the Viva Board comprises three executive directors, namely Mr. LI Ning (Chairman and Chief Executive Officer), Mr. LI Chunyang and Mr. LI Qilin, four non-executive directors, namely Mr. Victor HERRERO, Mr. MA Wing Man, Ms. LYU Hong and Mr. QIAN Cheng, and four independent non-executive directors, namely Mr. LI Qing, Mr. PAK Wai Keung, Martin, Mr. WANG Yan and Professor CUI Haitao; and

(c)	the board of directors of the Offeror comprises two directors, namely Mr. LI Ning and Mr. CHEUNG Chi.

The directors of Bossini jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement relating to the Bossini Group (other than that relating to the Viva Group and the Offeror) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement by the Bossini Board have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any statement in this joint announcement misleading.

The directors of Viva jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement relating to the Viva Group and the Offeror (other than that relating to the Bossini Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement by the Viva Board have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any statement in this joint announcement misleading.

The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement relating to the Offeror (other than that relating to the Viva Group and the Bossini Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement by the Offeror Board have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any statement in this joint announcement misleading.

10